EXHIBIT 4.17

PRIVATE INSTRUMENT OF REAL PROPERTIES AND RURAL ASSETS PURCHASE AND SALE COMMITMENT AND OTHER COVENANTS

By this private instrument, entered into by and between:

1.        IMOBILIÁRIA CREMAQ LTDA., a legal entity of private law, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 1.309, 5º andar, sala 02, CEP 01452-002, enrolled in the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 08.490.332/0001-03, herein duly represented by its directors, Messrs. Júlio Cesar de Toledo Piza Neto, Brazilian citizen, married, agronomist, bearer of Identity Card RG No. 14.208.972-SSP/SP, enrolled in the Individual Taxpayers’ Register of the Ministry of Finance (“CPF/MF”) under No. 157.429.868-23, and André Guillaumon, Brazilian citizen, married, agronomist, bearer of Identity Card RG No. M-7224381 SSP/MG, enrolled in the CPF/MF under No. 002.728.986-94, both with commercial address in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 1.309, 5º andar, hereinafter referred to as “IMOBILIÁRIA CREMAQ”;

2.        BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, a publicly-held joint-stock company, with its principal of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 1.309, 5º andar, CEP 01452-002, enrolled in the CNPJ/MF under No. 07.628.528/0001-59, herein duly represented by its officers, Messrs. Júlio Cesar de Toledo Piza Neto and André Guillaumon, identified above, hereinafter referred to as “BRASILAGRO” and, jointly with IMOBILIÁRIA CREMAQ, simply referred to as “SELLERS”;

3.        ZMACQ 3 AGROPECUÁRIA LTDA., a Brazilian limited company with its principal place of business in the City of Ribeirão Preto, State of São Paulo, at Avenida Braz Olaia Acosta, 727, conjuntos 1401 e 1402, sala A, Jardim Califórnia, CEP 14026-040, enrolled in the CNPJ/MF under No. 22.122.307/0001-06, herein duly represented pursuant to its Articles of Association by its legal representatives, Messrs. CARLOS AGUIAR NETO, Brazilian citizen, married, engineer, bearer of Identity Card RG No. 19.127129.986-8-SSP/SP, and enrolled in the CPF/MF under No. 153.127.368-80, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial address at Rua Funchal, 418, 33º andar, sala 3.301, Vila Olímpia, CEP 04551-060, and

MICHAEL LEWIN FEIBELMANN, Brazilian citizen, married, administrator, bearer of Identity Card RG No. 10.883.097 SSP/MG, and enrolled in the CPF/MF under No. 034.691.146-09, resident and domiciled in the City of Uberlândia, State of Minas Gerais, at Rua dos Picapaus, 1750, Cond. Jardins Roma, CEP 38412-246, duly authorized to perform this act under the Minutes of the Quotaholders’ Meeting held on May 14, 2015, hereinafter referred to as “ZMACQ 3”, and

4.        CREMACQ AGROPECUÁRIA LTDA., a Brazilian limited company with its principal place of business in the City of Ribeirão Preto, State of São Paulo, with comercial address at Avenida Braz Olaia Acosta, 727, suite 1402, part, Jardim Califórnia, CEP 14026-040, enrolled in the CNPJ/MF under No. 21.832.174/0001-90, herein duly represented pursuant to its Articles of Association by its legal representatives, Messrs. Carlos Aguiar Neto and Michael Lewin Feibelmann, qualified above, hereinafter referred to as “CREMACQ AGRO”, and jointly with SELLERS and ZMACQ 3, simply referred to as “Parties”.

WHEREAS:

(A)     IMOBILIÁRIA CREMAQ is the owner of the rural real properties better described and identified in clause 1.1;

(B)      BRASILAGRO is the current lessee of said real properties and the owner of several rural assets located therein and better described and identified in clause 1.7; and

(C)     SELLERS are interested in disposing of, and ZMACQ 3 is interested in acquiring the real properties and the rural assets better described and identified in clauses 1.1 and 1.7, respectively.

NOW, THEREFORE, the Parties have decided, out of common agreement, to execute this Private Instrument of Real Properties and Rural Assets Purchase and Sale Commitment and Other Covenants (“Agreement”), under the terms set forth below.

1.        SUBJECT MATTER OF THE PURCHASE

(A)      REAL PROPERTIES

1.1.    Real Properties Subject Matter of the Purchase. IMOBILIÁRIA CREMAQ represents to be the owner and lawful holder, free and clear of any liens, encumbrances, litigations, doubts, debts, fines, contingencies, mortgages, whether legal or conventional, or even late taxes (“Liens”), except for the provisions in clauses 1.4, 1.5 and 1.6 below, of the following rural real properties located in the cities of Baixa Grande do Ribeiro and Ribeiro Gonçalves, State of Piauí, regionally known as Fazenda Cremaq, which together total an area of thirty-two thousand, five hundred and twenty-two hectares, forty-four ares and thirty-six centiares (32,522.4436 ha), object of real estate records Nos. 40, 91, 113, 868, 1,578, 2,379, 2,380, 2,381, 2,382, 2,551, 2,552, 2,566, 2,567, 2,568, 2,569, 2,570, 2,571, 2,572 and 2,579, of the Real Estate Registry Office of Ribeiro Gonçalves, in the State of Piauí, described and detailed below, and jointly referred to herein as “REAL PROPERTIES”:

(i)       Rural Real Property named “Fazenda Buriti Torto”, located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by the Brazilian Institute of Settlement and Land Reform (“INCRA”) of six hundred and two hectares and sixty-five ares (602.65 ha), object of real estate record No.40, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under Rural Real Property Enrollment Certificate (CCIR) No. 128.015.000.043-9 (“Real Property I”);

(ii)      Rural Real Property named “Fazenda Bumerangue”, located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of three thousand, two hundred and four hectares, eighty-nine ares and ninety-five centiares (3,204.8995 ha) (observed the provided in clause 5.1.1 (ii)), object of real estate record No. 91, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 128.015.006.734-7 (“Real Property II”);

(iii)    Rural Real Property named “Fazenda Altamira”, located in the city of Ribeiro Gonçalves, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of four thousand, seven hundred and sixty hectares, forty-eight ares and ninety-one centiares (4,760.4891 ha), object of real estate record No. 113, of the Real Estate Registry Office of Ribeiro Gonçalves,

State of Piauí, duly registered with INCRA under CCIR No. 128.015.003.581-0 (“Real Property III”);

(iv)    Rural Real Property named “Fazenda Caximbó”, located in the city of Ribeiro Gonçalves, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of four hundred and twenty-six hectares, eighty-seven ares and forty-nine centiares (426.8749 ha), object of real estate record No. 868, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 128.015.001.414-6 (“Real Property IV”);

(v)     Rural Real Property named “Fazenda Cajufrutos”, located partly in the city of Baixa Grande do Ribeiro and partly in the city of Ribeiro Gonçalves, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of eleven thousand, two hundred and forty-two hectares, seventeen ares and fifty-one centiares (11,242.1751 ha), object of real estate record No. 1.578, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 128.015.009.369-0 (“Greater Area of Real Property V”), from which an area of six thousand and twenty hectares, seven ares and sixty-two centiares (6,020.0762 ha) will be separated, which is the object of this Agreement (“ZMACQ 3’s Area Detached” or simply “Real Property V”), with the remaining area being equivalent to five thousand, two hundred twenty-two hectares, nine ares and eighty-nine centiares (5.222,0989) ha, (“Remaining Area of Real Property V” or “Rampelotti’s Area Detached”), all in the manner described in clause 1.1.2 below. [The difference between the technical material and the provisions contained in the 2nd Addendum was made by the topographer to try and minimize the area difference after the certification. There is always a small difference between the certified area and the technical documents. OK, area already decreased]

(vi)    Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, part of the subdivision of Fazenda Cajufrutos, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of nine hundred and fifty-five hectares, seven ares and thirty-four centiares (955.0734 ha), object of real estate record No. 2.379, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.591-9 (“Real Property VI”);

(vii)   Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, part of subdivision of Fazenda Cajufrutos, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of one thousand, two hundred and fifty hectares, fifty-seven ares and sixty centiares (1,250.5760 ha), object of real estate record No. 2,380, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.575-7 (“Real Property VII”);

(viii)   Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, part of the subdivision of Fazenda Cajufrutos, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of one thousand, two hundred and forty-six hectares, thirty-two ares and three centiares (1,246.3203 ha), object of real estate record No. 2.381, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.540-4 (“Real Property VIII”);

(ix)     Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, part of the subdivision of Fazenda Cajufrutos, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of one thousand, two hundred and thirty-six hectares, sixty-seven ares and sixty-two centiares (1,237.6762 ha), object of real estate record No. 2.382, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.559-5 (“Real Property IX”);

(x)     Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, part of the subdivision of Fazenda Condomínio, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of thirty-nine hectares, eighty-six ares and seventy-seven centiares (39.8677 ha), object of real estate record No. 2.551, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.583-8 (“Real Property X”);

(xi)    Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, part of the subdivision of Fazenda Cajufrutos, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of one thousand, one hundred and fourteen hectares, seventy-six ares and four centiares (1,114.7604 ha), object of real estate record No.2.552, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.583-8 (“Real Property XI”);

(xii)   Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of nine hundred and twenty-one hectares, twenty-four ares and forty-four centiares (921.2444 ha), object of real estate record No. 2.566, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.591-9 (“Real Property XII”);

(xiii)  Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of thirty-nine hectares, eighty-two ares and eighty-eight centiares (39.8488 ha), object of real estate record No. 2,567, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.567-6 (“Real Property XIII”);

(xiv)  Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of thirty-nine hectares, eighty-five ares and eighty-eight centiares (39.8588 ha), object of real estate record No. 2,568, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.540-4 (“Real Property XIV”);

(xv)   Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of one thousand, one hundred and seventy-four hectares, fifty-five ares and sixty-five centiares (1,174.5565 ha), object of real estate record No. 2,569, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.559-5 (“Real Property XV”);

(xvi)  Rural Real Property named “Fazenda Cajufrutos II”, located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of three thousand and eighty-

one hectares, eight ares and forty-nine centiares (3,081.0849 ha), object of real estate record No. 2.570, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.524-2 (“Real Property XVI”);

(xvii)  Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of one thousand, two hundred and eighty-four hectares, sixty-two ares and sixty centiares (1,284.6260 ha), object of real estate record No. 2,571, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.025.622.540-4 (“Real Property XVII”);

(xviii) Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of thirty-nine hectares, ninety-seven ares and fifty-two centiares (39.9752 ha), object of real estate record No. 2,572, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.106.269.611-9 (“Real Property XVIII”); and

(xix)  Rural Real Property located in the city of Baixa Grande do Ribeiro, State of Piauí, with a total registered area, georeferenced by the Brazilian Geodesic System and certified by INCRA, of thirty-nine hectares, eighty-eight ares and sixty-four centiares (39.8864 ha), object of real estate record No. 2.579, of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, duly registered with INCRA under CCIR No. 950.106.269.638-0, and with the Brazilian Federal Revenue Office under NIRF 1.237.218-8 (“Real Property XIX”).

         1.1.1.  Real Estate Records. The REAL PROPERTIES are better described and identified in the real estate records, copies of which make up Exhibit 1.1.1 hereto.

1.1.2.  Area to be Detached. As referred to in item 1.1(v) above, Real Property V, which is part of the subject matter of this Agreement, consists of the ZMACQ 3’s Detached Area, comprising an area to be detached from record No. 1,578 of the Real Estate Registry Office of Ribeiro Gonçalves, State of Piauí, in the form of Exhibits 1.1.2(i) to 1.1.2(iv).

         1.1.2.1. Part of the Remaining Area of Real Property V, equivalent to 4,957.0989 ha (four thousand, nine hundred fifty-seven hectares, nine ares and eighty-nine centiares) was committed to be sold, under the Private Instrument of Rural Real Property Purchase and Sale Commitment entered into on May 10, 2013, amended on May 13, 2013 and February 20, 2015, between IMOBILIÁRIA CREMAQ and José Carlos Rampelotti, João Cláudio Rampelotti, Jaime Cézar Rampelotti and Jairo Celson Rampelotti (“Rampelotti Committed Area”). The balance of the area that composes the Remaining Area of Real Property V consists of the Area under Dispute, as defined in clause 1.5 below.

1.1.2.2. The ZMACQ 3’s Detached Area and the Remaining Area of Real Property V, including identification of the Rampelotti Committed Area and the Area under Dispute are better described and identified under the specifications and/or topographic surveys attached hereto as Exhibit 1.1.2(i) to 1.1.2(iv), and shall be verified upon a process of georeferencing and certification by INCRA, as better detailed in Chapter 5 hereof.

1.1.2.3.        In light of the detachment set forth above, the total area of the REAL PROPERTIES object of this Agreement is twenty-seven thousand, three hundred hectares, thirty-four ares and forty-seven centiares (27,300.3447 ha).

1.1.2.4         This instrument is entered into in an “ad corpus” manner, except for the Additional Area (as defined in clause 5.1.2.1.2 (i) below), the obligation of delivery of which by the SELLERS is entered into in an “ad mensuram” manner.

1.2.    Deed of Purchase. The REAL PROPERTIES were purchased by IMOBILIÁRIA CREMAQ from Brunetta Participações S.A., under the Public Deed of Sale drafted on April 18, 2008, in the notes of the 12th Notary Office of São Paulo (book 2,480, pages 117 to 238), duly registered in the records of the REAL PROPERTIES, as per R.7/40; R.32/91; R.7/113; R.8/868; R.8/1.578; R.16/2.379; R.12/2.380; R.6/2.381; R.5/2.382; R.4/2.551; R.9/2.552; R.12/2.566; R.4/2.567; R.4/2.568; R.4/2.569; R.4/2.570; R.4/2.571; R.9/2.572; and R.4/2.579.

1.3.    Enrollment before the Brazilian Federal Revenue Office. The REAL PROPERTIES are jointly enrolled with the Brazilian Federal Revenue Office, under NIRF 1.237.218-8, with a total assessed value of one hundred and nineteen million, five hundred and twelve thousand, nine hundred seventy-four Reais and forty centavos (R$ 119,512,974.40) for the fiscal year of 2014.

1.4.    Deed of Mortgage. The enrollments of Real Properties II, VI, VII, VIII, X, XI, XII, XIV, XVII and XIX contain the registration of a first mortgage bond created in favor of Banco Nordeste do Brasil S.A., to secure the obligations undertaken by BRASILAGRO under Rural Deed of Mortgage No. 139.2009.1104.3407, issued on October 28, 2009 (and amended on May 2nd, 2011), at the historic value of twenty-five million, five hundred and thirty-two thousand, nine hundred and eighty-nine Reais and sixteen centavos (R$ 25,532,989.16), due on October 28, 2021 (“Deed of Mortgage”).

         1.4.1.  Records and Annotations of the Deed of Mortgage. The Deed of Mortgage is registered/annotated under (i) R.33 and Av.34 of record No. 91; (ii) R.17 and Av.18 of record No. 2.379; (iii) R.13 and Av.14 of record No. 2.380; (iv) R.7 and Av.8 of record No. 2.381; (v) R.5 and Av.6 of record No. 2.551; (vi) R.10 and Av.11 of record No. 2.552; (vii) R.13 and Av.14 of record No. 2.566; (viii) R.15 and Av.16 of record No. 2.568; (ix) R.5 and Av.6 of record No. 2.571; and (x) R.5 and Av.6 of record No. 2.579.

1.5.    Judicial Possession Dispute. IMOBILIÁRIA CREMAQ represents that there is an action for maintenance of possession in progress, as per Proceedings No. 0000316-94.2009.8.18.0042, being judged by the Lower Agricultural Court of the Judicial District of Bom Jesus, State of Piauí, filed by it against José Carlos Rampelotti, the subject matter of which is a discussion regarding the possession of an area of approximately three hundred and fifty-two hectares (352 ha) of the Real Property V (“Action for Maintenance of Possession”). In a topographic survey carried out by the Parties and included in Exhibit 1.1.2.2(iv), it was verified that the actual area under possessory dispute is two hundred and sixty-five hectares (265 ha), it being tolerated by the Parties a variation of up to 5% (five percent) of said possession area, since due to topographical differences between the criteria used for the preparation of Exhibit 1.1.2.2 (iv) and for the effective georeferencing area (“Area under Dispute”).

         1.5.1   Filing for Shelving of Action for Maintenance of Possession. Without prejudice to the indemnification obligations set forth in Clause 7.1 hereof, IMOBILIÁRIA CREMAQ undertakes to file, by December 31, 2015, a petition with the court, in the records of the Action for Maintenance of Possession, in a manner to be informed to the ZMACQ 3, requesting its shelving, provided that said shelving does not cause any decrease to the area under possession or ownership of Real Property V (ZMACQ 3’s Area Detached) by ZMACQ 3 (“Filing for Shelving”).

1.6.    Leases. The REAL PROPERTIES are currently occupied pursuant to the Rural Lease Agreement entered into between IMOBILIÁRIA CREMAQ and BRASILAGRO on June 1, 2007, as amended on June 1, 2009, October 22, 2009, November 1, 2010, December 14, 2010, and May 10, 2015 (“BrasilAgro Lease”). Additionally, the following leases are registered/annotated in the records of the REAL PROPERTIES, which terms have expired, as stated by the Sellers pursuant to clause 6.1.5 below: (i) Real Property VIII: Rural Lease Agreement for Agricultural Exploration Activity entered into between IMOBILIÁRIA CREMAQ and Cláudio Brunetta, on September 27, 2007; (ii) Real Property VI: (a) Lease Agreement entered into between Cláudio Brunetta, Miguel Brunetta, Anacleto Brunetta and Mário Brunetta, as lessors, and Jurema Brunetta, Adelia Brunetta, Geni Brunetta and Marli Brunetta, as lessees, on September 9, 2003; and (b) Lease Agreement between Cláudio Brunetta, Miguel Brunetta, Anacleto Brunetta and Mário Brunetta, as lessors, and Nativo Brunetta, as lessee, on October 14, 2005 (the leases listed in items (i) and (ii) (a) and (b) above are collectively referred to as “Brunetta Lease”).

         1.6.1. Waiver of the Right of First Refusal of Brasilagro. BRASILAGRO hereby waives the right of first refusal assured thereto by the BrasilAgro Lease and by Law 4,504/64 for the acquisition of the REAL PROPERTIES under the conditions hereof.

            (B)      ASSETS

1.7.    Assets Object of the Purchase. BRASILAGRO represents to be the owner and lawful holder, free and clear of any Liens, of the assets described and identified in further detail in Exhibit 1.7, which include the grain silo located in the Real Property VIII (“Silo”) and the constructions, improvements and agricultural renovations located in the REAL PROPERTIES (“ASSETS”).

1.8.    The Parties hereby agree that in no event may CREMACQ AGRO acquire the ASSETS and ZMACQ 3 not acquire the REAL PROPERTIES, and in any event of termination of this Agreement the transaction of purchase and sale of the ASSETS and purchase and sale of the REAL PROPERTIES shall be equally terminated, subject to the termination rules set out in Clause 9 below, as the case may be.

2.        PURCHASE PRICE AND FORM OF PAYMENT

2.1.    Purchase Price. By this private instrument and pursuant to law, SELLERS undertake to sell to ZMACQ 3 and CREMACQ AGRO, and the latter undertake to purchase, respectively, from the formers, the REAL PROPERTIES and the ASSETS identified in clauses 1.1 and 1.7 below for the total, certain, fixed and non-adjustable price of two hundred and seventy million Reais (R$ 270,000,000.00) (“Purchase Price”), of which:

(i)      Two hundred and forty-two million Reais (R$ 242,000,000.00) to be paid to IMOBILIÁRIA CREMAQ for the entirety of the REAL PROPERTIES (“Price of the REAL PROPERTIES”), observing the amounts broken down by enrollment, as indicated in Exhibit 2.1(i); and

(ii)      Twenty-eight million Reais (R$ 28,000,000.00) to be paid to BRASILAGRO for the entirety of the ASSETS (“Price of the ASSETS”).

2.2.    Form of Payment. The Purchase Price shall be paid as follows:

2.2.1.  Five million Reais (R$ 5,000,000.00) are paid on the date hereof by CREMACQ AGRO or an affiliate to the account and order of CREMACQ AGRO to BRASILAGRO as down payment and principle payment of the Purchase Price and will be deducted from the Price of Assets (“Down Payment”) by means of Wire Transfer (TED) into checking account No. 86049-0, Branch 0160, held with Bank Itaú (341) by BRASILAGRO (“BRASILAGRO’s Account”), for which amount BRASILAGRO shall automatically grant to CREMACQ AGRO full, general and irrevocable release as having been paid and settled, upon bank clearance, serving the bank transfer slip as discharge term.

2.2.2.  Sixty-two million and five hundred thousand Reais (R$ 62,500,000.00) shall be paid within fifteen (15) Business Days counted from the date of this Agreement (“Cash Installment”), provided that the due diligence is completed satisfactorily in accordance with clause 2.5 below, as below:

(i)      Thirty-nine million and five hundred thousand Reais (R$ 39,500,000.00) to be paid by ZMACQ 3 to IMOBILIÁRIA CREMAQ, as part of the Price of the REAL PROPERTIES, in the proportion individualized by record as provided in Exhibit 2.1(i), by means of Wire Transfer (TED) into checking account No. 61896-2, Branch 0393, kept with Bank Banco Itaú (341), held by IMOBILIÁRIA CREMAQ (“IMOBILIÁRIA CREMAQ’s Account”), for which amount IMOBILIÁRIA CREMAQ shall automatically grant to ZMACQ 3 full, general and irrevocable release, as having been paid and settled, upon bank clearance, serving the bank transfer slip as discharge term; and

(ii)      Twenty-three million Reais (R$ 23,000,000.00) to be paid by CREMACQ AGRO to BRASILAGRO, as balance of the Price of the ASSETS, by means of Wire Transfer (TED) into BRASILAGRO’s Account, for which amount BRASILAGRO shall automatically grant to CREMACQ AGRO full, general and irrevocable release, as having been paid and settled, upon bank clearance, serving the bank transfer slip as discharge term.

2.2.3.  Two hundred and two million and five hundred thousand Reais (R$ 202,500,000.00) (“Blocked Deposit Amount”), and when collectively with the Cash Installment, the “Purchase Price Balance”) shall be paid within fifteen (15) Business Days after the date hereof, by means of Wire Transfer (TED) by ZMACQ 3 into IMOBILIÁRIA CREMAQ’s Blocked Account (as defined in Chapter 3 below), by means of balance of the Price of REAL PROPERTIES, provided that (i) the due diligence is completed satisfactorily in accordance with clause 2.5 below; and (ii) the instrument of termination of the BrasilAgro Lease is signed, pursuant to Exhibit 2.2.3.

2.2.3.1.        Subject to the terms and conditions set out in clauses 3, 5 and 9.2, the funds deposited into the Blocked Account shall be released to IMOBILIÁRIA CREMAQ under the terms of the respective Blocked Account Deposit Agreement (as defined below), provided that, and only if, SELLERS have fulfilled the Conditions Precedent applicable to each of the Deeds, as defined in Chapter 5.

2.2.3.2.        Without prejudice to the provisions of clause 9.2(ii), If SELLERS fail to fulfill the Conditions Precedent to which the releases of the Blocked Deposit Amount are bound, the corresponding amounts shall remain withheld in the Blocked Account, and the clearance thereof shall be delayed for as many days as there are days of delay, observing the terms and conditions set out in this Agreement and in the Blocked Account Deposit Agreement.

2.3.    If any of the installments of the Purchase Price Balance is not paid within the term set in clauses 2.2.2 and 2.2.3 above, the amount owed shall be added by a default fine of two percent (2%) and interest of one percent (1%) per month and monetary adjustment, from the default date onwards, based on the positive variation of the General Market Price Index disclosed by the Getúlio Vargas Foundation (“IGP-M/FGV”), considering as basic index, for purposes of calculating the adjustment, the index related to the month immediately prior to the one contractually set forth for the fulfillment of the obligation and, adjustment index, the index pertaining to the month immediately prior to that when the payment takes place, or if it is unavailable, the index that officially replaces it (“Monetary Adjustment”).

2.4.    For the purposes hereof, the Parties agree that “Business Day” shall mean any day other than a Saturday, Sunday or holiday declared in the City of São Paulo, State of São Paulo, and in the Federative Republic of Brazil. Deadlines related to the payment of any monetary obligation relating to this instrument will be extended, without any increase in the amounts to be paid, until the first Business Day immediately following the due date, if their due date is not business day.

2.5.    Satisfactory Completion of the Due Diligence. As a condition for payment of Cash Installment and deposit of the Blocked Deposit Amount, Sellers shall submit the documents and certificates listed in Exhibit 2.5 to ZMACQ 3 until May 29, 2015, in perfect legal order ("Due Diligence Documents "), and the Due Diligence Documents shall not represent or imply any significant direct or indirect risk to REAL PROPERTIES, ASSETS, ZMACQ 3, CREMACQ AGRO or to this transaction.

2.5.1.  Based on the Due Diligence Documents submitted by the sellers to ZMACQ 3 until May 29, 2015, ZMACQ 3 shall, by June 5, 2015, manifest in writing of (i) the successful completion of the due diligence and compliance with the payment of the

Cash Installment and deposit of Blocked Deposit Amount; or (ii) unsatisfactory completion of the due diligence and consequent termination of this Agreement as provided by clause 9.2 (iii) below. For clarity, the lack of submission of all Due Diligence Documents by Sellers to ZMACQ 3 to May 29, 2015 not configure breach of this Agreement, not being SELLERS subject to any penalty, exception made for the immediate return of all payments made by ZMACQ 3 or CREMACQ AGRO in case such parties opt for termination of this Agreement pursuant to clause 9.2 (iii) below.

2.5.2.  Sellers are still obliged to use its best efforts to obtain and submit the documents and certificates listed in Exhibit 2.5.2 to ZMACQ 3, and is, however, understood and agreed that obtaining or presenting such documents is not a condition for payment of Cash Installment and deposit of the Blocked Deposit Amount nor could the ZMACQ 3 plead breach of such an obligation for termination purposes of this Agreement.

3.        BLOCKED ACCOUNT

3.1.    Blocked Account. The Parties and Banco Santander S.A. or any other first-tier financial institution defined by the Parties out of common agreement (“Escrow Agent”) shall execute within fifteen (15) Business Days as of this date, the escrow agreement (“Blocked Account Deposit Agreement”), substantially pursuant to Exhibit 3.1, and the Blocked Deposit Amount shall be deposited by ZMACQ 3 into the Blocked Account that will be opened with the Escrow Agent in the name of IMOBILIÁRIA CREMAQ (“Blocked Account”) within fifteen (15) Business Days after the date hereof, as set forth in clause 2.2.3. The Blocked Account Deposit Agreement shall provide that any withdrawal, transfer or investment of the available amounts in the Blocked Account shall only be authorized by the joint signature of ZMACQ 3 and IMOBILIÁRIA CREMAQ, pursuant to the Blocked Account Deposit Agreement or in another manner established in an arbitration award rendered under Chapter 10.

3.2.    Expenses, Taxes and Fees of the Blocked Account. All expenses, taxes, fees and other bank charges incurred in relation to the opening, maintenance or transfer of funds in the Blocked Account shall be paid directly by IMOBILIÁRIA CREMAQ with funds from the Blocked Account of IMOBILIÁRIA CREMAQ, be they available or invested. If this Agreement is terminated pursuant to clause 9.2 (ii) and the funds of the Blocked Account are transferred to ZMACQ 3, IMOBILIÁRIA CREMAQ shall promptly reimburse the ZMACQ 3 for any expenses, taxes, fees or other bank charges that have been deducted from the Blocked Account under this clause 3.2.

3.3.    Financial Capacity of the Escrow Agent. If (i) SELLERS and ZMACQ 3 are of the opinion, by mutual agreement, at any time, that the financial capacity or health of the Escrow Agent is at risk; or (ii) the rating of the Escrow Agent before any of the following agents is downgraded from the investment grade – Moody’s, Standard & Poor or Fitch, the Parties shall cause the Blocked Account to be transferred to another first-class financial institution, to be chosen out of common agreement between the Parties, and it is hereby agreed that, in such case, the conditions of the Blocked Account Deposit Agreement shall be maintained, and a new deposit agreement, substantially in the same form, shall be entered into by and between and the Parties and the new financial institution, prior to the transfer of the funds.

3.4.    Clearance of Funds from the Blocked Account. The balance of the Blocked Deposit Amount (together with all profits accrued thereon and deducted any amounts due under clause 3.2) shall be released to IMOBILIÁRIA CREMAQ, under the terms of the Blocked Account Deposit Agreement and according to the provisions set out in Chapter 5 hereof, by means of TEDs into IMOBILIÁRIA CREMAQ’s Account, or to ZMACQ 3, in the applicable events of termination contained in Chapter 9 below.

3.5.    Seizure or Attachment of the Blocked Account. If, at any time during the term of effectiveness of the Blocked Account Deposit Agreement, the whole or a part of the Blocked Deposit Amount is subject to any judicial guarantee, seizure, attachment or any other kind of liens (“Blocked Amount”), the Party that triggered such restriction shall, within five (5) days after the date when it becomes aware of such restriction, submit to the other Party a bank guarantee issued by a first-class financial institution, satisfactory to the other Party, at an amount equivalent to the Blocked Amount, which shall remain in full force and effect until the Blocked Amount is fully released from such seizure, attachment or liens.

3.6.    Investments. The Blocked Deposit Amount shall be invested as set out in the Blocked Account Deposit Agreement.

4.        OWNERSHIP OF THE REAL PROPERTIES AND ASSETS

4.1.    Investiture in the Ownership and Responsibility for Taxes and Charges. Except as provided for in clause 4.2 below, ZMACQ 3 and CREMACQ AGRO shall be vested in the naked possession of the REAL PROPERTIES and ASSETS, respectively, on the date of payment of the Cash Installment and deposit of the Blocked Deposit Amount in the Blocked Account, becoming fully responsible for the payment of all the taxes, fees and other charges assessed or that may be assessed thereon, as well as the expenses necessary for the proper maintenance, safety and conservation of REAL PROPERTIES and ASSETS, it being certain that the doubts, debts and duties whose triggering events occur prior to the date of ZMACQ 3’s investiture in the REAL PROPERTIES possession and CREMACQ AGRO’s investiture in the ASSETS possession, shall be the responsibility of IMOBILIÁRIA CREMAQ and BRASILAGRO, respectively, even if registered subsequently.

         4.1.1.  Except for the provisions contained in Clause 4.2 below, upon the investiture of ZMACQ 3 in the possession of the REAL PROPERTIES and CREMACQ AGRO in the possession the ASSETS, these must be free and clear of persons and things, and in a good state of maintenance and conservation, to be verified by the Parties through the performance of a joint inspection at the REAL PROPERTIES and issuance of a photographical report, which must be conducted within ten (10) Business Days after the date of this Agreement and necessarily before the payment of the Cash Installment and the deposit of the Blocked Deposit Amount into the Blocked Account. The referred photographic report, when in its preparation by the Parties, shall be join this Agreement in the form of Exhibit 4.1.1.

         4.1.2  Between the date of this Agreement and the date of ZMACQ 3’s actual investiture in the possession of the REAL PROPERTIES and CREMACQ AGRO’s actual investiture in the possession of the ASSETS, including during the period to which clause 4.2 refers, SELLERS shall use the REAL PROPERTIES and the ASSETS, as applicable, in compliance with all the applicable laws and regulations and consistently with the best operating practices of the agribusiness industry, with its operational backgrounds and, in the case of the ASSETS, observing the specific destinations for which they were projected.

4.2.    Right to Demand Harvesting. BRASILAGRO hereby reserves the right to remain in possession of the Silo and the areas outlined in Exhibit 4.2 to this Agreement (“Loan Area”), as a loan for use, and to conclude the harvesting of corn for the

2014/2015 (Winter season), as well as its processing using the Silo, being understood that the direct ownership of the total Loan Area and the Silo will be transmitted to ZMACQ 3 and CREMACQ AGRO no later than September 1, 2015 and October 1, 2015, respectively, independently of whether or not the above harvest has been completed by BRASILAGRO, under penalty of SELLERS being held liable for the payment of a fine of ten thousand Reais (R$ 10,000.00) per day of delay.

4.2.1.  During the term of effectiveness of the loan for use, indicated in clause 4.2 above, the Parties hereby agree that:

(i)      SELLERS shall remain responsible for the payment of all taxes, fees and other charges assessed or that may be assessed thereon on the Silo and the Loan Area, although later released, as well as expenses necessary for the proper maintenance, safety and conservation of the Loan Area and the Silo;

(ii)      the structures described in Exhibit 4.2.1(ii) shall be shared by the Parties, in the manner determined in such exhibit, observing the applicable limit date for delivery thereof, according to clause 4.2 above (“Shared Structures”); and

(iii)     ZMACQ 3 agrees to authorize SELLERS to have access to the REAL PROPERTIES exclusively to remove agricultural machinery and equipment, respecting the deadline of October 1, 2015; and

(iv)     SELLERS shall remain liable for any and all charges and obligations of any kind that are related to the possession of Loan Area and Silo and or to the performance of any activities by SELLERS or their representatives and designees in the Silo and Loan Area, including, but not limited to, any charges and obligations of a fiscal, labor, social security and environmental nature.

         4.2.2. Upon the actual investiture by CREMACQ AGRO in the possession of the Silo, SELLERS shall deliver the latter to CREMACQ AGRO duly free of people and things, in perfect conservation and use condition and with the respective equipment maintenance, in order to allow for its immediate operation and use by CREMACQ AGRO for the intended purposes.

4.3.    Taxes and Charges on the REAL PROPERTIES and ASSETS. If any of the Parties makes payment of fees and charges assessed on the REAL PROPERTIES and the ASSETS, the responsibility of which is attributed to another Party pursuant to clauses 4.1 and 4.2 above, the debtor undertakes to reimburse the creditor for the amounts provenly incurred thereby within a maximum of ten (10) days counted from notification in this regard, under penalty of incurring into a default fine of two percent (2%) and interest of one percent (1%) per month and Monetary Adjustment calculated on the amounts due.

         4.3.1.  For the purposes of the Rural Property Tax Statement (DITR) of the REAL PROPERTIES for the year 2015, to be delivered until September 30, 2015, the Parties agree that IMOBILIÁRIA Cremaq will be responsible for its preparation, subject to the approval of the ZMACQ 3, and its delivery to the Brazilian Federal Revenue. The amount due for the Rural Property Tax Statement (DITR) due and assessed at DITR 2015 will be apportioned between IMOBILIÁRIA Cremaq and ZMACQ 3, in proportion to the period in which the possession of REAL PROPERTIES is used by each Party. If any of the Parties fails to make payment of the portion attributed thereto within the terms established by the applicable law, the other Party may make such payment and request reimbursement from the defaulting Party, duly added by a monetary fine of two percent (2%) and interest of one percent (1%) per month, and Monetary Adjustment.

4.4.    Authorization for Assign to Third Parties. ZMACQ 3, after being vested with the ownership of the REAL PROPERTIES, and provided that the legal audit has been completed, under clause 5.1.1”iv”, may lease, arrange partnerships, commit the sale, assign or lend in any way, in whole or in part, the REAL PROPERTIES to third parties, under their exclusive responsibility, without any liens or participation by SELLERS. In such cases, and for as long as the Deeds have not yet been granted, ZMACQ 3 undertakes to cause the instruments it may enter into with third parties to expressly state the Conditions Precedent to which this transaction is subject, as well as the automatic termination thereof in case of termination of this Agreement.

4.5.    Improvements. Between the date on which ZMACQ 3 is vested in the possession of REAL PROPERTIES and the grant date of the Deeds, the Parties undertake to jointly or individually, as the case may be, submit projects and begin administrative proceedings before the public authorities which may be necessary for the implementation of any improvements necessary for the development of the activities of ZMACQ 3 at the REAL PROPERTIES.

4.6.    Environmental Licenses and Authorizations. After issuance of the Deeds, the Parties undertake to jointly or individually, as the case may be, request before the competent public authorities the transfer of the Operation License No. D00045/15s and of the Licenses for Additional Area, if applicable at the time (“Environmental Licenses and Authorizations”). Without prejudice to the foregoing, the Parties undertake to require said transfers beforehand, within fifteen (15) days counted from the notice sent by PURCHASER to SELLERS informing about the occurrence of inspection/notification by the competent environmental bodies, requesting the update/transfer of such Environmental Licenses and Authorizations to ZMACQ 3, CREMACQ AGRO or any related party to be indicated by them.

         4.6.1.  In case any infraction notice or penalty is imposed by the competent environmental authorities, exclusively due to the lack of prior transfer of the Environmental Licenses and Authorizations to ZMACQ 3, CREMACQ AGRO or any related party to be indicated by them, for exploration purposes of the activities authorized by said Environmental Licenses and Authorizations and provided this transfer occurs prior to the protocol of transfer of Environmental Licenses and Authorizations, SELLERS shall indemnify and hold ZMACQ 3, CREMACQ AGRO or any related party to be indicated by them, harmless from any liability and also immediately assign such Environmental Licenses and Authorizations.

4.7.    Except for the provision of clause 4.2 above, from the investiture of ZMACQ 3 in the temporary possession of REAL PROPERTIES, the ZMACQ 3:

(i)      will be responsible for any and all expenses and obligations of any nature that are related to the possession of the REAL PROPERTIES or performance of any activities by ZMACQ 3 or its agents in REAL PROPERTIES, including but not limited to fiscal, labor, social security and environmental charges and obligations;

(ii)      shall, at its expense, comply with and enforce by third occupant, every law, regulation, rule or order, particularly with regard to health, safety and environment, forcing himself to meet, at its sole account, any requirement of public authorities in relation to activities and improvements wishing to implement there, assuming full responsibility for any penalties or infractions committed by reason of non-compliance with the determinations of the authorities or for violations to law in the country; and

(iii)     respond sole and exclusively for any damages that may suffer things or persons because of activities it carries on REAL PROPERTIES.

5.        DEEDS OF PURCHASE AND SALE, CONDITIONS PRECEDENT AND CONDITIONS TO RELEASE THE BLOCKED DEPOSIT AMOUNT

5.1.    Deeds of Purchase and Sale. SELLERS shall transfer the title and definitive ownership of the REAL PROPERTIES by granting to ZMACQ 3 the corresponding definitive deeds of purchase and sale of the REAL PROPERTIES described in clauses 5.1.1 and 5.1.2 below (“Deeds”), within the terms and under the conditions established therein.

         5.1.1. Deed for Real Properties I to IV and VI to XIX and Conditions Precedent. The definitive deed of purchase and sale of Real Properties I to IV and VI to XIX (“Deed I”) shall be granted until December 31, 2015, substantially in the form of Exhibit 5.1.1, upon partial release of the Blocked Deposit Amount to IMOBILIÁRIA CREMAQ, in an amount equivalent to the sum of the remaining prices individually attributed to Real Properties I to IV and VI to XIX deposited in the Blocked Account, according to Exhibit 2.1(i),  provided the conditions precedent described below are satisfactorily complied with (“Conditions Precedent of Deed I”);

(i)      Cancelation of the Deed of Mortgage. SELLERS shall arrange for the cancellation of the Deed of Mortgage with the Real Estate Registry Office of Ribeiro Gonçalves, of the State of Piauí, through the corresponding annotation in the records of Real Properties II, VI, VII, VIII, X, XI, XII, XIV, XVII and XIX.

(i.a) Thus, SELLERS shall present, within a maximum of five (5) days prior to the date scheduled for the granting of the Deed I, an updated certificate of the records of the Real Properties II, VI, VII, VIII, X, XI, XII, XIV, XVII and XIX, containing the annotation of cancellation of the Deed of Mortgage and shall be free and clear of any Liens. The annotation of the cancellation must make express reference to all of the registrations and annotation mentioned in clause 1.4.1 above.

(i.b)    SELLERS further undertake to practice all acts and take all measures necessary to allow and make feasible the annotation of the cancellation of the Deed of Mortgage and of all acts related thereto which are registered or annotated in the records of the Real Properties II, VI, VII, VIII, X, XI, XII, XIV, XVII and XIX, within the term agreed upon, including, but not limited to, (1) the full payment of the corresponding debts guaranteed by the Deed of Mortgage or the replacement of the real properties with other securities offered by SELLERS; and, in any case, (2) the achievement, before its creditor, of the respective instruments of release and authorization for the referred cancellations, including, without limitation, the full payment of the corresponding debts guaranteed by the Deed of Mortgage and the achievement, before its creditor, of the respective instruments of release and authorization for the referred cancellations.

         (ii)      Administrative Rectification of Area. In compliance with the provisions contained in item “ii.a” below, SELLERS shall obtain from INCRA the protocol of application for rectification of the georeferencing certification area of Real Property II, aiming to correct area to three thousand and twenty-four hectares, eighty-nine ares and ninety-five centiares (3,024.8995 ha), and not three thousand two hundred and four hectares, eighty-nine ares and ninety-five centiares (3,204.8995 ha) as is currently listed in the georeferencing certification in the corresponding real estate record.

         (ii.a)   If the application protocol mentioned above has been made with INCRA but the corresponding rectification has not been completed: (1) within the period indicated in clause 5.1.1 above, or (2) upon the fulfillment of all other conditions precedent of Deed I, the Condition Precedent of Deed I mentioned in this clause 5.1.1(ii) will be deemed fulfilled; however, SELLERS shall remain liable for all procedures and costs that may be necessary to the satisfactory completion of such area rectification before INCRA, even if after the drawing-up of Deed I.

         (iii)     Representations and Warranties. All of the representations and warranties of SELLERS provided in accordance with clause 6.1 below must remain fully valid and accurate up to the date of granting of the Deed I (and of Deed II, as detailed in clause 5.1.2 below).

         (iv)     Submit of Essential Legal Due Diligence Documents Needed to Deed I. SELLERS further undertake to present to ZMACQ 3, within two (2) Business Days prior to the date scheduled for the drawing up of the Deed I, updated versions of the documents legally required for the practice of such act before the Notary Public Office to be selected by ZMACQ, as well as the subsequent registration by the Real Estate Registry Office of Ribeiro Gonçalves.

         (v)     Regularization of the Registration Situation of the Real Properties before INCRA and RFB. SELLERS undertake to regularize the registration situation of the Real Properties I to IV and VI to XIX before INCRA and the Federal Revenue Office of Brazil, so as to obtain and present to ZMACQ 3, for purposes of granting of Deed I, effective CCIRs and NIRFs capable of permitting the bookkeeping of such real properties.

          (v.a) Without prejudice to the obligation assumed in clause 5.1.1(v) above, SELLERS shall be liable for any outstanding amount, debt, debit or obligation pending before INCRA and the Federal Revenue Office of Brazil related to periods prior to the moment when ZMACQ 3 is vested in the possession of the REAL PROPERTIES (unless the sellers have given cause for such disputes), and SELLERS shall remain liable for all procedures and costs required to regularize the areas contained in such records so that they reflect the total areas of Real Properties I to IV and VI to XIX, as well as any cancellation of double registrations of such real properties before such agencies, even after the drawing-up of Deed I.

         5.1.2.  Deed for Real Property V (ZMACQ 3’s Detached Area) and Conditions Precedent. The definitive deed of purchase and sale of Real Property V (ZMACQ 3’s Detached Area) (“Deed II”) shall be granted within [one hundred and eighty (180)] days as of the date hereof, December 31, 2015, substantially in the form of Exhibit 5.1.2, provided the conditions precedent described below are satisfactorily complied with (“Conditions Precedent of Deed II”);

         (i)      Representations and Warranties. All of the representations and warranties of SELLERS provided in accordance with clause 6.1 below must remain fully valid and accurate up to the date of granting of the Deed II (and of Deed I, as detailed in clause 5.1.1 below).

         (ii)      Submit of Essential Legal Due Diligence Documents to Deed II. SELLERS further undertake to present to ZMACQ 3, within two (2) Business Days prior to the date scheduled for the drawing-up of the Deed II, updated versions of the documents legally required for the practice of such act before the Notary Public Office to be selected by ZMACQ 3, as well as the subsequent registration by the Real Estate Registry Office of Ribeiro Gonçalves.

         (iii)     Regularization of the Registration Situation of the Real Properties before INCRA and RFB. SELLERS undertake to regularize the registration situation of the Real Property V before INCRA and the Federal Revenue Office of Brazil, so as to obtain and present to ZMACQ 3, for purposes of granting of Deed II, effective CCIRs and NIRFs capable of permitting the bookkeeping of such Real Property V.

         (iii.a) Without prejudice to the obligation assumed in clause 5.1.2(iii) above, SELLERS shall be liable for any outstanding amount, debt, debit or obligation pending before INCRA and the Federal Revenue Office of Brazil related to periods prior to the moment when ZMACQ 3 is vested in the possession of the REAL PROPERTIES (unless the sellers have given cause for such disputes), and SELLERS shall remain liable for all procedures and costs required to regularize the areas contained in such records so that they reflect the total area of Real Property V, as well as any cancellation of double registrations of such Real Property V before such agencies, even after the drawing-up of Deed II.

         5.1.2.1. Conditions for Release of the Real Property V Price from the Blocked Account. Without prejudice to the previous granting of Deed II under the terms and conditions set out in clause 5.1.2 above, the actual partial release of the Blocked Deposit Amount to IMOBILIÁRIA CREMAQ, in an amount equivalent to the installment of remaining price of individual price attributed to Real Property V deposited in the Blocked Account, according to Exhibit 2.1(i), shall depend on the fulfillment, by SELLERS, of the following conditions (“Conditions for Release of the Real Property V Price”, and when together with the Conditions Precedent of Deed II and Conditions Precedent of Deed I, simply the “Conditions Precedent”):

                   5.1.2.1.1 For release of part of the individual price of Real Property V deposited in the Blocked Account, equivalent to forty million, two hundred and thirty-four thousand, seven hundred and three Reais and ninety-three centavos (R$ 40,234,703.93), added by the applicable profits from the investments made in the Blocked Account:

                   (i) Detachment of Real Property V. SELLERS shall perform, at their own costs, the detachment and georeferencing of Real Property V (ZMACQ 3’ s Detached Area), as well as the verification of the remainder consisting of the Remaining Area of Real Property V, according to specifications and topographic surveys contained in Exhibits 1.1.2.2(i) and 1.1.2.2(ii).

                   (i.a.) Therefore, SELLERS undertake to provide (1) certifications for the georeferenced descriptions of Real Property V (ZMACQ 3’s Detached Area) and of the Remaining Area of Real Property V homologated by INCRA under the terms of Law 10,267/2001 and Decree 4,449/2002; (2) independent updated and individualized certificates of record for the area of Real Property V (ZMACQ 3’s Detached Area) and for the Remaining Area of Real Property V, already containing the annotation of the georeferenced perimetric descriptions thereof; and (3) updated and individualized certificate of record for the area of Real Property V (ZMACQ 3’s Detached Area) already containing the registration of Deed II, observed the provisions of clauses 8.1 and 9.2(i) below.

                   5.1.2.1.2. For release of the balance of the individualized acquisition price of Real Property V deposited in the Blocked Account, equivalent to four million Reais (R$ 4,000,000.00), added by the proportional applicable profits from the investments made in the Blocked Account (“Balance of the Price of Real Property V”):

                   (i) Authorization to Deforest an Additional Area. SELLERS undertake to cause, at their sole responsibility and expenses, the preparation of studies and projects, filing of a request with the Environmental State Office and/or IBAMA and obtaining of the proper environmental authorizations and licenses authorizing ZMACQ 3 to clear an additional area currently not explored of at least one hundred and fifty hectares (150ha), located in the REAL PROPERTIES (“Additional Area”), without any bond to consideration, environmental compensation or obligation to constitute, regenerate or preserve legal reserve areas in addition to those already bound to the REAL PROPERTIES (“Licenses for Additional Area”). It is hereby agreed between the Parties that the Additional Area shall comply with the following criteria: (i) be located within native vegetation areas, able to be mechanized, areas with too many rocks not being acceptable; and (ii) be adjacent to arable areas already explored in the REAL PROPERTIES. For the purposes of this clause, the Additional Area may be purchased from third parties and transferred to ZMACQ 3, SELLERS bearing all of the applicable costs, fees and taxes, and said area must be totally free and clear from any Liens and comply with the same criteria indicated above.

                   (i.a) Once the proper agencies have issued the Licenses for Additional Area and the authorization to deforest the respective Additional Area, SELLERS shall pay to ZMACQ 3 the agreed amount of five hundred thousand Reais (R$ 500,000.00) or three thousand, three hundred and thirty-three Reais and thirty-three centavos (R$3,333.33) per hectare, ratably, duly adjusted in accordance with the same yields applicable to the Investments made with the Blocked Deposit Amount, as from the date it is deposited in the Blocked Account, so as to fund the expenses incurred to clear and transform the Additional Area into a farming area for the plantation of soy and corn (“Clearance Cost”). For the sake of clarification, the payment obligation above is not contingent upon evidencing by ZMACQ 3 of the costs that were actually incurred for such clearance and transformation, and they shall not be increased either, in case ZMACQ 3 incurs in a cost greater than the one set forth herein.

                   (i.b)    If, by November 30, 2015, SELLERS have partial or totally the obligations set out in items 5.1.2.1.2(i) and (i.a) above, that is, if they have obtained the Licenses for Additional Area total or partially, (1) SELLERS shall pay total or partially the Clearance Cost ratably to the partial or total licensed Additional Area; and (2) PURCHASER shall authorize the release of the Balance of the Price of Real Property V ratably to the partial or total licensed Additional Area, it being agreed that after November 30, 2015, if the Additional Area is not totally licensed, SELLERS shall remain obliged to obtain the Licenses for the remainder of the Additional Area, as well as to pay the balance of the Clearance Cost, as a condition for the clearance of the remainder of the Balance of the Price of Real Property V, in compliance with the provisions in item (i.c) below;

                   (i.c)    If, by June 30, 2018, SELLERS have not yet fully fulfilled the obligations set out in items 5.1.2.1.2(i) and (i.a) above, (1) SELLERS shall pay the Clearance Cost ratably to the partial licensed Additional Area between November 30, 2015 and June 30, 2018; (2) SELLERS shall pay to ZMACQ 3 the amount equivalent to the Balance of the Price of Real Property V ratably to the unlicensed Additional Area; and (3) ZMACQ 3 should authorize the release of Balance of the Price of Real Property V still deposited in the Blocked Account.

         (ii) Filing for Shelving of Action for the Maintenance of Possession. Notwithstanding the deadline and obligation already set forth in clause 1.5.1 above, the Parties agree that in no case shall any part the Balance of the Price of Real Property V (defined in clause 5.1.2.1.2 above) be released to IMOBILIÁRIA CREMAQ before BRASILAGRO has made the Filing for Shelving.

5.2.    Unjustified Refusal to Grant the Deeds. In case of the unjustified refusal to grant any of the Deeds, SELLERS shall be subject to a positive covenant action, pursuant to the terms of article 461 of the Code of Civil Procedure, without prejudice to the right of zmacq 3 to obtain the compulsory adjudication of the REAL PROPERTIES and the ASSETS, as well as the application of the penalties set forth in this Agreement.

5.2.1.  Without prejudice to the right to compulsory adjudication, the proven unjustified delay of SELLERS in granting any of the Deeds shall also subject SELLERS to a daily fine equivalent to zero point ten percent (0.10%) of the Purchase Price per day of delay, observing the remediation period of five (5) Business Days as from a notice in this regard sent by zmacq 3 to SELLERS.

         5.2.2.  Notwithstanding the obligation of SELLERS to comply with the Conditions Precedent within the deadlines, terms and conditions set forth in this Agreement, in case total compliance therewith does not occur until December 31, 2015, and without prejudice to the other remedies available to zmacq 3, zmacq 3 is hereby authorized to directly take any measure necessary to satisfy the Conditions Precedent.

         5.2.3.  For the full efficacy of the provision in clause 5.2.2 above, IMOBILIÁRIA CREMAQ hereby undertakes to grant, on the date of deposit of the Blocked Deposit Amount in the Blocked Account, an irrevocable and irreversible public power of attorney as a condition to the business and bound thereto, on behalf of zmacq 3, pursuant to the draft found in Exhibit 5.2.3, in order to grant powers to zmacq 3 for the practice of the measures necessary to satisfy the Conditions Precedent (“Public Power of Attorney”), and zmacq 3 shall answer for the acts it performs and for indemnifying SELLERS for the losses caused thereby if it uses the Public Power of Attorney before December 31, 2015 and/or at any time ZMACQ 3 extrapolates the powers expressly granted. In the event of default by ZMACQ 3 of any of its obligations under this Agreement and/or any hypothesis of termination set in this Agreement pursuant to clause 9.2 (i.a) and (i.b), ZMACQ 3 is hereby required to refrain from perform any act as the attorney of IMOBILIÁRIA Cremaq under the Public Power of Attorney, regardless of formalization by IMOBILIÁRIA Cremaq revocation instrument of such Public Power of Attorney.

         5.2.4. Without prejudice to the fine set out in clause 5.2.1 above, if zmacq 3 actually takes any measure to fulfill one or more Conditions Precedent under the terms of clauses 5.2.2 and 5.2.3 above, SELLERS are hereby required to reimburse any amounts, costs and expenses duly evidenced by zmacq 3, added by a fine of ten percent (10%) on the total amount incurred, within ten (10) days counted from a notice in this regard, under penalty of also incurring interest of one percent (1%) per month and Monetary Adjustment calculated on the respective amounts.

5.3.    Independence of Order to Grant the Deeds. It is hereby certain and agreed that, provided the Conditions Precedent bound thereto are fulfilled, the Parties shall be required to grant the Deed I and/or the Deed II, regardless of the order or priority.

5.4.    Obligation to Inform the Status of the Conditions Precedent. SELLERS also undertake to monthly inform zmacq 3 regarding the progress and status of the proceedings for compliance with the Conditions Precedent and the Conditions for Release of the Price of Real Property V, and must make available a copy of all of the documents requested by zmacq 3 in this regard.

6.   -    REPRESENTATIONS AND WARRANTIES

6.1.    Representations and Warranties of SELLERS. By this private instrument, SELLERS grant to zmacq 3 the representations and warranties presented in this Chapter 6, which are valid, accurate and complete on this date and shall be the same on the date of granting of the Deeds:

         6.1.1.  SELLERS (i) have the powers necessary to assume and comply with the respective obligations set forth in this Agreement and in all of the other instruments contemplated herein, (ii) are in agreement with the transaction contemplated in this Agreement and (iii) were duly advised by competent attorneys with regard to the negotiation and execution of this Agreement and all of the other instruments contemplated herein and are fully aware of the extent of all of the obligations and risks assumed in this act.

         6.1.2.  This Agreement and all of the instruments contemplated herein have been duly signed by SELLERS, and this Agreement constitutes a valid and binding obligation of each one of them, enforceable against each one in accordance with the terms and conditions contemplated herein.

         6.1.3.  The execution and compliance of this Agreement and the instruments contemplated herein do not result (i) in the violation of any law applicable to SELLERS; (ii) in the violation of any provision of articles of incorporation documents of SELLERS; or (iii) in the violation of the rights of any third party.

         6.1.4.  No authorization, consent or approval by any third party or governmental authority is necessary for the execution of this Agreement and of each of the other instruments contemplated herein, as well as with regard to compliance, by SELLERS, of the obligations set forth herein.

         6.1.5.  IMOBILIÁRIA CREMAQ (i) is the holder and lawful owner of the REAL PROPERTIES the deed of title of which is duly registered with the competent Real Estate Registry Office, without any limitation of transmissibility, free and clear of any Liens, except for the Deed of Mortgage; (ii) conducted due diligence of REAL PROPERTIES upon acquisition, taking responsibility for its regularity and absence of risks related to prior owners, especially for fraud against creditors and fraud to executions; (iii) uses the REAL PROPERTIES in a lawful, peaceful and uncontestable manner, provided the acquisition thereof mentioned in clause 1.2 above, including the areas object of the Brunetta Lease that have expired, except for the Area under Dispute, which is currently held by a third party and object of the Action for Maintenance of Possession; and (iv) legally defined the boundaries of the REAL PROPERTIES.

         6.1.6.  BRASILAGRO is the holder and lawful owner of the ASSETS, without any limitation of transmissibility, free and clear of any Liens. The ASSETS are in perfect conservation conditions and fully capable of being used for the intended purposes.

         6.1.7.  IMOBILIÁRIA CREMAQ has, and zmacq 3 shall have, on the date of the Deeds, the lawful, peaceful and uncontested ownership of the REAL PROPERTIES, free and clear of any Liens, without any restriction (i) to the assignment of ownership rights; and (ii) to any legal claim that affects the REAL PROPERTIES (including, among others, ownership), except for the Area under Dispute.

         6.1.8.  IMOBILIÁRIA CREMAQ has complied with any and all relevant obligations and liabilities related to the REAL PROPERTIES, in any case, including, but not limited to, the payment of any and all relevant cumulative or fixed, absolute or contingent taxes. BRASILAGRO has complied with any and all relevant obligations and liabilities related to the ASSETS, in any case including, but not limited to, the payment of any and all relevant cumulative or fixed, absolute or contingent taxes

         6.1.9.  There are currently no restrictions, and there shall be none on the date of the Deeds, with regard to the occupation or use of the REAL PROPERTIES or the ASSETS in accordance with its current purpose.

         6.1.10.         Neither the REAL PROPERTIES or the ASSETS, nor their use violate or infringe any construction, environmental, zoning, administrative, occupational health and safety law or any other applicable law.

         6.1.11.         The REAL PROPERTIES are not (i) located in a federal or state environmental reserve or permanent protection area, much less in a conservation unit, (ii) located in an area assigned for indigenous occupation, whether as part of an existing reservation or a part of any area to be legally recognized as a reservation, (iii) located in an area of reservation for former slave (quilombolas) communities already recognized or under analysis by INCRA and/or (iv) subject to expropriation or confiscation. There shall be no adverse impact to this condition due to the transfer of the REAL PROPERTIES to zmacq 3 as contemplated in this Agreement.

         6.1.12.         There is no existing or threatened litigation or arbitration which would affect the use and the ownership of the REAL PROPERTIES or of the ASSETS, except for the Action for Maintenance of Possession.

         6.1.13.         Except as described in clause 1.6.1, no other consent, permission, authorization from any third party (including governmental authorities), or any right of first refusal in the acquisition is required for the acquisition and the exercise of title and ownership of the REAL PROPERTIES by zmacq 3 pursuant to this Agreement. On the date of the Deeds, SELLERS shall have obtained any and all relevant consent, permission, authorization or waiver, as applicable, for the conclusion of the transaction set forth in this Agreement.

         6.1.14.         SELLERS did not receive any written notification from any governmental authority or infraction notice, and there is no litigation with regard to compliance, by IMOBILIÁRIA CREMAQ, of the obligation to annotate the legal reserve of the REAL PROPERTIES with the Real Estate Registry Office, nor are they subject to any penalty and/or fine due to such noncompliance. The REAL PROPERTIES comply with the applicable environmental laws. SELLERS obtained all of the licenses, approvals and consent necessary to explore the REAL PROPERTIES, and comply with the environmental laws and the obligations for the preservation of the permanent protection area and legal reserve.

         6.1.15.         The REAL PROPERTIES are not subject to any right of way, restriction of use or zoning ordinances which limit or interfere in the use, by zmacq 3, in the manner they are being used by SELLERS. The public electric power service currently available for the REAL PROPERTIES shall be suitable to the current use of the REAL PROPERTIES. SELLERS did not receive any notification from any governmental authority with the power to expropriate, interdict or declare the REAL PROPERTIES to be part of the historical property thereof or of similar power. No notification from any governmental authority was received by SELLERS requiring or calling attention to the need for any work, repair, construction, intervention, alteration or installation, which has not been fully complied with prior to the date of this Agreement.

         6.1.16.         There is no action, proceedings or investigation for the launch or payment of taxes which are pending in relation to the REAL PROPERTIES or the ASSETS.

         6.1.17.         None of the REAL PROPERTIES or part thereof is located in any land belonging to the navy, is considered to be under lease or is subject to enrollment with the Government Property Office (SPU). There will be no adverse impact to this condition due to the transfer of the REAL PROPERTIES to zmacq 3, as contemplated in this Agreement.

         6.1.18.         The REAL PROPERTIES are, as applicable, duly enrolled with the local, state and federal authorities as necessary for the occupation thereof by SELLERS and for the future occupation by zmacq 3.

         6.1.19.         SELLERS were not notified, informed or served process, nor are they aware of any real or personal repercussive action, including those of a civil, environmental, commercial, tax or labor nature, that is currently in progress or is currently filed against them or against the previous owners of the REAL PROPERTIES which affect or may affect the rights to property over or with regard to the REAL PROPERTIES, resulting from any fact occurred in the last twenty (20) years, with SELLERS remaining responsible for this representation within the civil and criminal spheres. IMOBILIÁRIA CREMAQ undertakes to hold zmacq 3 harmless from the risks of loss of the rights acquired herein or the ownership of the REAL PROPERTIES upon the effective transmission thereof, due to a court decision or arbitral award that attributes such rights or the ownership of the REAL PROPERTIES of the ASSETS to third parties, responding for legal eviction.

         6.1.20.         There are no individuals or legal entities, even based on legal terms, or any other entity, alleging wrongful possession, adverse possession or threatening a direct or indirect ownership of the REAL PROPERTIES or the ASSETS, except for the Area under Dispute.

         6.1.21.         There are no current mineral or mining exploration activities at the REAL PROPERTIES. SELLERS did not enter into any agreement or granted any consent to third parties for the exploration and/or mining activities in the REAL PROPERTIES. SELLERS were not approached by any holder of mining rights in order to discuss or negotiate any agreement or consent for the exploration and/or mining activities at the REAL PROPERTIES. SELLERS are not party to any administrative or legal proceedings for determining the rent for occupation of any of the REAL PROPERTIES or appraisal of damages resulting from exploration and/or mining activities at the REAL PROPERTIES.

         6.1.22. (i) SELLERS and each of the REAL PROPERTIES and ASSETS, as applicable, possess all of the relevant authorizations and licenses required by applicable law or by any governmental authority with competence over SELLERS, the REAL PROPERTIES and/or the ASSETS to conduct their activities at the REAL PROPERTIES and use the ASSETS in the manner projected therefor. These licenses were validly issued by the competent governmental authorities and shall be neither harmed nor cancelled due to the implementation of the purchase and sale transaction set forth in this Agreement; (ii) SELLERS, as well as the REAL PROPERTIES and the ASSETS, as applicable, are in full compliance with all of the relevant governmental licenses, standards, rules and regulations, including with regard to zoning, basic sanitation, heath, safety, the environment, sanitary protection and control related to their activities at the REAL PROPERTIES and use of the ASSETS in the manner for which they were projected; and (iii) there is no investigation, inquiry or proceedings in progress, to the knowledge of SELLERS, or which may imminently result in the suspension, cancellation, modification or revocation of these licenses, such that none of these license was violated and there is not reasonable possibility that they will be suspended, cancelled, modified or revoked.

         6.1.23.         SELLERS are not a party (as plaintiff, defendant or interested party) to any judicial action or legal, administrative or arbitration proceedings in progress (or, to the knowledge of SELLERS, imminent) of a civil, administrative, regulatory, commercial, criminal, environmental, tax labor or any other nature which may affect, directly or indirectly, the REAL PROPERTIES or the ASSETS, exception made to the Action for Maintenance of Possession. There is no litigation in progress against SELLERS before any court, arbitrator or governmental authority which may in any way affect, prevent, substantially alter or delay the transaction contemplated in this Agreement.

         6.1.24.         SELLERS (i) paid all of their respective relevant taxes related to the REAL PROPERTIES and to the ASSETS; (ii) complied with the relevant obligations regarding taxes and social security contributions established in applicable law, including ancillary obligations, such as the submission of tax statements to the competent governmental authorities; and (iii) punctually pay any fine or penalty imposed by the competent government due to any lack of payment or delayed payment of any relevant taxes related to the REAL PROPERTIES or the ASSETS.

         6.1.25.         No order was issued and no request was presented in order to request the winding up, bankruptcy or judicial or extrajudicial reorganization of any of SELLERS. No act was practiced to appoint a legal manager or fiduciary agent for any part of the REAL PROPERTIES or ASSETS. SELLERS neither made nor proposed any agreement or arrangement with its creditors or any class creditors that affects this transaction.

         6.1.26.         SELLERS and any of their shareholders, board members, directors, employees, consultants, agents or representatives did not pay, offer, promise or authorize the payment in case or item of value, directly or indirectly , of a representative from the government while aware or with reason to believe that any part of this exchange would be made in order to: (a) influence, in a corrupt manner, any act or decision of this representative(s) of the government in an official capacity, including the noncompliance of an official duty, in order to aid SELLERS in obtaining or conducting business; (b) guarantee an inadequate advantage, including in relation to any approval, registration, permission, license or other regulatory authorization; (c) include, in a corrupt manner, this representative(s) of the government to use their influence in order to affect or influence any act or decision by of governmental authority in order to aid SELLERS in obtaining or conducting business or guaranteeing an unfair advantage; (d) provide illegal gain or person benefit, of financial value or other, from this representative(s) of the government; or (d) expedite the performance of an obligation or act from a representative of the government.

         6.1.27.         (i) SELLERS comply and have been complying, in all material respects, with all applicable laws, including but not limited to, environmental and labor laws, and have all material permits required for their business and transactions in the REAL PROPERTIES and use of the ASSETS; (ii) sellers do not use nor used at any time during the operation of its activities in the REAL PROPERTIES, labor, child labor or in conditions analogous to slavery; and (iii) SELLERS did not receive any notice about any actual or alleged breach of any law or any actual or potential liability related to any such demands.

         6.1.28.         (i) There has been no release or leakage not suitably remedied in the areas of the REAL PROPERTIES and controlled by SELLERS of any hazardous material or substances that may contaminate the environment in any way, nor of any other material subject to any environmental law in any areas of the REAL PROPERTIES, not having remained contamination or environmental damage to the REAL PROPERTIES; and (ii) no such materials requiring disclosure, investigation, or remediation were threatened to be released in the REAL PROPERTIES.

         6.1.29.         There is no environmental claim against SELLERS involving the REAL PROPERTIES, and, to the knowledge of SELLERS, there is no circumstance that may reasonably be expected to serve as basis for any material environmental claim.

         6.1.30.         SELLERS are provided with properties more than sufficient to pay for any demands and pay any amounts, convictions, credits, and obligations created and/or proposed against it and/or its predecessors in the ownership of the REAL PROPERTIES and that may affect this sale of the REAL PROPERTIES or the ASSETS.

6.2.    Representations and Warranties of ZMACQ 3 and CREMACQ AGRO. ZMACQ 3 and CREMACQ AGRO hereby make to SELLERS the representations and warranties presented in this Chapter 6, which are valid, accurate, and complete on the date hereof and shall remain the same on the date of granting of the Deeds:

         6.2.1.  ZMACQ 3 and CREMACQ AGRO (i) have the powers required to undertake and perform their respective obligations set forth in this Agreement and in all other instruments contemplated hereby, (ii) agree with the transaction contemplated by this Agreement and (iii) were duly assisted by competent attorneys regarding the discussions and the execution of this Agreement and of all other instruments contemplated hereby and are completely aware of the extent of all obligations and risks undertaken hereby.

         6.2.2.  This Agreement and all other instruments contemplated hereby have been duly executed by ZMACQ 3 and CREMACQ AGRO and this Agreement is a valid and binding obligation of each of them, enforceable against it pursuant to the terms and conditions contemplated hereby.

         6.2.3.  The execution and delivery of this Agreement and of the instruments contemplated hereby do not result in the violation of (i) any law applicable to ZMACQ 3 and CREMACQ AGRO; (ii) any provision of ZMACQ 3 and CREMACQ AGRO’s acts of incorporation; or (iii) any third parties’ rights.

         6.2.4.  No authorization, consent, or approval by any governmental authority is required for the execution of this Agreement and of each of the other instruments contemplated hereby, as well as regarding ZMACQ 3 and CREMACQ AGRO’s performance of the obligations set forth herein.

         6.2.5.  ZMACQ 3 and CREMACQ AGRO have or shall have access to the funds required to perform the obligations undertaken in this Agreement – including the payment of the Purchase Price as established herein. ZMACQ 3 and CREMACQ AGRO are not aware of any actual or threatened event that could reasonably be expected to materially affect ZMACQ 3 and CREMACQ AGRO’s business, operations, and financial conditions as to cause the representation made herein to be false or inaccurate at any time.

6.3.    Effectiveness of the Representations and Warranties. The representations and warranties provided above by the Parties shall be expressly stated and shall survive, as applicable, the granting and subsequent registration of the Deeds of the REAL PROPERTIES and the transfer of ASSETS.

7.        INDEMNIFICATION

7.1.    Indemnification by SELLERS. SELLERS hereby agree to indemnify, defend, and hold ZMACQ 3, CREMACQ AGRO and its respective successors, affiliates, directors, officers, and employees harmless against any and all demands, executions, proceedings, suits, procedures, arbitration, sentences, obligations, expenses (including attorney’s fees and costs incurred in the defense of its interests), or even expenses, losses, damages, or injuries of any kind effectively incurred and suffered as a result of:

(i)           any infraction, breach, or inaccuracy of the representations and warranties provided by SELLERS under Chapter 6 of this Agreement;

(ii)          observed the provisions of clause 9.2.1 below, any breach, infraction, or failure to perform any obligation undertaken by SELLERS under this Agreement;

(iii)         any contingent liabilities directly or indirectly related to the REAL PROPERTIES or the ASSETS resulting from acts, facts, omissions or events that occurred before the date of granting of the Deeds, whether disclosed or not in this Agreement, in any of its exhibits, or audit documents, except if ZMACQ 3 or CREMACQ AGRO has caused such liabilities in the period comprised between its investiture in possession of the REAL PROPERTIES and granting of the Deeds;

(iv)         any third-party claims directly or indirectly related to the REAL PROPERTIES or the ASSETS resulting from acts, facts, omissions, or events of any kind that occurred before the date of granting of the Deeds, involving noncompliance with any contractual or legal (civil, tax, real state, environmental, labor, social security, or any other) obligation, even if the effects of these acts, facts, omissions, or events occur and/or are materialized after the date of granting of the Deeds, whether disclosed or not under this Agreement, in any of its exhibits or audit documents; it being understood that, for the avoidance of any doubts, SELLERS shall remain responsible for any and all risks related to the period before the date of granting of the Deeds, except if ZMACQ 3 or CREMACQ AGRO has caused such liabilities in the period comprised between its investiture in possession of the REAL PROPERTIES and the granting of the Deeds; or

(v)          any partial or total loss of the ownership right to the REAL PROPERTIES or ASSETS resulting from acts, facts, omissions, or events of any kind that occurred before the date of granting of the Deeds, including defects, nullities, or lack of authorizations and/or consents of governmental authorities, being liable for any lawful eviction as provided by law, except if ZMACQ 3 or CREMACQ AGRO has given rise to said loss.

         7.1.1.  Joint and Several Liability. For purposes of the indemnification obligations included in clause 7.1 above, SELLERS hereby represent to be jointly and several liable, waiving any benefit of order.

7.2.    Indemnification by ZMACQ 3 and CREMACQ AGRO. ZMACQ 3 and CREMACQ AGRO hereby agree to indemnify, defend, and hold SELLERS, their affiliates and respective directors, officers, and employees harmless against any and all demands, executions, proceedings, suits, procedures, arbitration, sentences, obligations, expenses (including attorney’s fees and costs incurred in the defense of their interests), or even expenses, losses, damages, or injuries of any kind effectively incurred and suffered as a result of:

(i)           any infraction, breach, or inaccuracy of the representations and warranties provided by ZMACQ 3 and CREMACQ AGRO under Chapter 6 of this Agreement;

(ii)          in compliance with the provisions in clause 9.2.1 below, any breach, infraction, or failure to perform any obligation undertaken by ZMACQ 3 and CREMACQ AGRO under this Agreement;

(iii)         any contingent liabilities directly or indirectly related to the REAL PROPERTIES or the ASSETS resulting from acts, facts, omissions, or events occurring after the date of ZMACQ 3’s investiture in the possession of the REAL PROPERTIES, except if SELLER has caused such liabilities; and

(iv)         any third-party claims directly or indirectly related to the REAL PROPERTIES or the ASSETS resulting from acts, facts, omissions, or events of any kind occurring after the date of granting of the Deeds, involving noncompliance with any contractual or legal (civil, tax, real state, environmental, labor, social security, or any other) obligation, and, to avoid doubts, ZMACQ shall be responsible for any and all risks related to the period subsequent to the date of ZMACQ’s investiture in the possession of the REAL PROPERTIES, except if SELLER has caused such liabilities.

7.3.    Indemnification Payment. The indemnifications provided for in this Chapter 7 shall become paid as reimbursement and shall be due by the relevant Indemnifying Party in up to thirty (30) days of receipt of a written notice sent by the Indemnified Party (“Indemnification Notice”), describing the relevant loss (or the triggering facts or events that may cause a subsequent loss), together with the effective evidence of such loss.

8.        Registration and Related Expenses

8.1.    All expenses related to the Deeds, especially the property transfer tax (ITBI) and the Notary Office’s and the Real Estate Registry Office’s fees, shall be fully borne by ZMACQ 3, subject to the provisions of clause 5.1.2.1.2 regarding the Alternative Additional Area, as the case may be.

8.2.    The Parties hereby authorize the Officer of the Real Estate Registry Office of the Judicial District of Ribeiro Gonçalves to perform all acts required for the registration of this Agreement with the competent real estate district, and SELLERS also undertake to execute all documents, including contract amendments, and to submit all documents and information required, as well as to promptly take all measures that may be required for the feasibility of such registration.

9.        TERMINATION EVENTS

9.1.    This Agreement is entered into on a full irrevocable and irreversible basis, binding the Parties, their heirs, or successors in any way or at any time.

9.2.    Notwithstanding the irrevocable and irreversible nature of this Agreement, it may be deemed lawfully terminated upon the following events:

(i)      Default by ZMACQ 3 or CREMACQ AGRO. Observing the remediation period of five (5) Business Days as from notice in this regard by ZMACQ 3 and CREMACQ AGRO, as well as the provisions in clause 9.2.2 below, SELLERS may terminate this Agreement if, upon compliance with all their obligations set out herein, ZMACQ 3 (1) fails to pay any installment that composes the Purchase Price as agreed; (ii) fails to pay, within five (5) Business Days after notice of the SELLERS, the fees payable for the registration of Deed II with the Real Estate Registry, whose protocol and registration is the responsibility of the SELLERS, in accordance with clause 5.1.2.1.1(i) and 5.1.2.1.1(i.a)(3); or (3) fails to execute any documents to release any amount from the Blocked Account, after fifteen (15) days of the notice it may receive in this regard, and

         (i.a) if the termination occurs due to lack of payment of the Balance of Purchase Price, CREMACQ AGRO shall lose the Down Payment in favor of SELLERS, and shall be required to pay a termination fine equivalent to eight million and five hundred thousand Reais (R$ 8,500,000.00) within fifteen (15) days, as liquidated damages, regardless of SELLERS’ notice in this regard, under penalty of application, as from such date, of Monetary Adjustment and interest of one percent (1%) per month on such amount;

         (i.b)  if the termination takes place after the payment of the Balance of Purchase Price, ZMACQ 3 and CREMACQ AGRO shall lose in favor of SELLERS five percent (5%) of the Price of REAL PROPERTIES and the Price of ASSETS, as liquidated damages. SELLERS shall reimburse the remaining amount of the sums theretofore paid by ZMACQ 3 and CREMACQ AGRO, including return of the balance of the Cash Installment and the balance of the Blocked Deposit Amount and the respective income, within fifteen (15) days, irrespectively of notice from ZMACQ 3 or CREMACQ AGRO, in this regard, under penalty of incurring in Monetary Correction and interest of one percent (1%) per month of such amount as of this moment; and

(ii)      Default by SELLERS. Observing the remediation period of five (5) Business Days counted from a notice in this regard sent to SELLERS, as well as the provisions in clause 9.2.1 below, ZMACQ 3 may terminate this Agreement if, upon compliance with all its obligations set out herein, (a) the Conditions Precedent are not satisfied until December 31, 2015; or (b) IMOBILIÁRIA CREMAQ unjustifiably refuses to grant any of the Deeds for the REAL PROPERTIES, as applicable. In any of these events, SELLERS shall fully reimburse the amounts paid by ZMACQ 3 and CREMACQ AGRO, until the date of default, including return of the Down Payment, the Cash Installment and the Blocked Deposit Amount and the respective income, plus five percent (5%) of the Purchase Price of the REAL PROPRTIES and Purchase Price of ASSETS, as liquidated damages, within fifteen (15) days, regardless of ZMACQ 3 or CREMACQ AGRO,’s notice in this sense, under penalty of application of Monetary Adjustment and interest of one percent (1%) per month on such amount, as of that moment.

(iii)     Non-satisfactory Conclusion of the Audit. Observing the provisions set in clauses 2.5 and 2.5.1, in case, based on the Due Diligence Documents submitted by SELLERS to ZMACQ 3 until May 29, 2015, ZMACQ 3 concludes that such documents entail relevant risks to the REAL PROPERTIES, ZMACQ 3, CREMACQ AGRO or to the transaction set in this Agreement, ZMACQ 3 may terminate this Agreement. In such case, SELLERS shall reimburse the totality of the Down Payment paid, within fifteen (15) days as from a notice from ZMACQ 3 or CREMACQ AGRO, in this regard, under penalty of application of Monetary Adjustment and interest of one percent (1%) per month on such amount, as of that moment. In the event of termination as established herein, no indemnities or termination fines will be due between the Parties.

         9.2.1. If, during the period between the execution of this Agreement and December 31, 2015, there occur any acts of God or events of force majeure, as characterized by law, which provably affect in a direct manner the fulfillment of the Conditions Precedent by SELLERS, and provided that SELLERS have timely adopted all of the measures necessary for such fulfillment, such period shall be postponed for as many days as there are days of delay actually caused by such act of God or event of force majeure, without prejudice to application, if SELLERS fail to observe the new term, of the provisions in clause 9.2(ii) above.

         9.2.2. In the occurrence of any acts of God or events of force majeure, as characterized by law, which provably affect in a direct manner the payment of the Purchase Price by ZMACQ 3 and/or CREMACQ AGRO,, such period shall be postponed for as many days as there are days of delay actually caused by such act of God or event of force majeure, without prejudice to application, if SELLERS fail to observe the new term, of the provisions in clause 9.2(i) above.

         9.2.3. For purposes of characterization of acts of God or events of force majeure referred to in clauses 9.2.1 and 9.2.2 above, the Parties shall notify each other of such facts within five (5) Business Days of the occurrence thereof, except if such facts result from the delay and/or mistakes by registry offices and/or public bodies in the exercise of their respective duties.

9.3.    Notwithstanding the provisions in clause 9.2(i), SELLERS may extend the term for payment of the installments of the Purchase Price by ZMACQ 3 or CREMACQ AGRO,, without prejudice to the application of the provisions in clause 9.2(i) above in case the new term is not met by ZMACQ 3 or CREMACQ AGRO,.

9.4.    In the same regard of the previous clause, ZMACQ 3 may extend the term for

SELLERS to satisfy the Conditions Precedent and/or and grant the Deeds of the REAL PROPERTIES, as applicable. In these cases, the payment of the installments of the Purchase Price linked to such obligations shall be postponed for the same number of days as the delay, without any adjustment or Monetary Adjustment and without prejudice to the application of the provisions in clause 9.2(ii) above in case the new term is not met by SELLERS.

10.      GOVERNING LAW AND ARBITRATION.

10.1.   Governing Law. The interpretation, understanding, and performance of this Agreement and of all matters related to this instrument shall be governed by the Laws of the Federative Republic of Brazil.

10.2.   Previous Negotiation Stage. The Parties express their commitment to the good and productive relationship with each other and agree that, in the event of any dispute, question, disagreement, doubt or controversy arising from or related, directly or indirectly, with the existence, validity, interpretation, due performance, termination or any other points of this Agreement and/or its exhibits ("Conflict" ) or disagreement related to this Agreement, the Parties shall use their best efforts to settle it amicably based on the principle of good faith. For this purpose and without prejudice to the other provisions of this Agreement that set out a dispute resolution mechanism, any of the Parties is entitled to notify the other of its intention to initiate negotiations aiming at an amicable settlement of the dispute. If the Parties do not reach an agreement within thirty (30) days after delivery of such notice, then the conflict shall be unfailingly resolved by arbitration, as described below. Despite the intention of the parties to amicably resolve the conflict within this period, nothing bar whether to initiate arbitration proceedings before the end of that period, and such a situation will not be considered valid question to the beginning and processing of arbitration.

10.3.   Arbitration Clause. A Conflit not resolved amicably between the Parties, shall be submitted, in a mandatory, and definitive manner, to arbitration to be carried out by the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce – CCBC (“Arbitration Chamber”). The arbitration procedure shall be started and processed according to the Arbitration Rules of the Arbitration Chamber (“Arbitration Rules”).

10.4.   Arbitration Court. The arbitration court (“Arbitration Court”) shall be made up of three (3) arbitrators; one (1) of whom shall be appointed by the Applicant(s), the other by the Required and the third one – who shall be the president of the Arbitration Court – by the two (2) arbitrators chosen by the Parties, in the terms and conditions fixed under the Arbitration Rules. If a party fails to appoint an arbitrator or the president of the Arbitration Court is not appointed by the two (2) co-arbitrators within fifteen (15) days after the appointment of the second arbitrator, the President of the Arbitration Court shall be responsible for appointing such arbitrators under the terms and conditions of the Arbitration Rules. In case of joinder, the Applicant(s) and/or Required, as the case may be, shall jointly appoint an arbitrator, it being hereby agreed that if such Parties do not reach an agreement in this regard, the arbitrator shall be chosen by the President of the Arbitration Court, pursuant to the Arbitration Rules. In the event of arbitration proceedings involving three or more parties in which they cannot be united in requesting and requested blocks, all parties will jointly appoint two arbitrators within fifteen (15) days of receipt by the parties of the final notification of the Chamber of arbitration accordingly. The third arbitrator, who will act as president of the arbitral tribunal, shall be chosen by the arbitrators appointed by the parties within 15 days from the acceptance of responsibility by the last arbitrator or, if this is not possible for any reason, the President of the Arbitration Court. If the Parties fail to jointly appoint the arbitrators, all members of the Arbitral Court will be chosen and appointed by the President of the President of the Arbitration Chamber, which shall appoint one of them to act as chairman, in accordance with, pursuant to the Arbitration Rules.

10.5    Impediments. In addition to the impediments set out in the Arbitration Rules, no arbitrator may be an employee, representative or former employee of any of the Parties or any other person directly or indirectly connected to them, or the owner of any of the Parties or a person directly or indirectly related to them.

10.6.   Seat of Arbitration. The arbitration shall be based and conducted in the City of São Paulo, State of São Paulo, where the award shall be rendered.

10.7.   Language and Applicable Law. The official language of the arbitration acts, pursuant to this instrument, shall be Portuguese, and the Parties may freely perform any act (including depositions and oral testimonies) and submit any documents

(including procedural documents and evidence of any kind) in English. The Laws of the Federative Republic of Brazil shall be applied, and the Arbitration Court shall not resort to equity to settle the disputes submitted thereto.

10.8.   Arbitration Rules. The Parties hereby represent to be fully aware of the Arbitration Rules and that they agree with all of their provisions, The Arbitration Rules in force on the date hereof and the provisions of Law No. 9,307, of September 23, 1996, as amended (“Arbitration Law”), the latter applied subsidiary to the arbitration are an integral part of this instrument, to the extent applicable.

10.9.   Decisions in absentia. The arbitration procedures shall continue, notwithstanding the absence of any of the Parties, as set forth in the Arbitration Rules.

10.10. Binding Effect. The arbitration award shall be definitive, non-appealable and binding in relation to the Parties, their successors and assignees, which undertake to voluntarily comply with its terms and expressly waive any form of appeal, except (i) a request for correction of a material error or clarification of any obscure point, doubt, contradiction or omission in the arbitration award, as set forth in the Arbitration Rules and in article 30 of the Arbitration Law; (ii) as set forth in Clause 10.12 below. If necessary, the arbitration award may be enforceable in any court or tribunal with jurisdiction over the Parties and their assets.

10.11. Costs. The costs, expenses and fees incurred in as a result of the arbitration shall be equally divided between the respective Parties, until a final decision regarding the dispute is rendered by the Arbitration Court. After the definitive sentence is rendered, the defeated Party shall compensate all the reasonable costs, expenses and fees of counsel and arbitrators actually incurred in by the other Party, updated for Monetary Adjustment, calculated pro rata die in the period between the date when such costs, expenses and fees were incurred in and the date when the indemnification is actually paid, added by interest of one percent (1%) per month, calculated pro rata die as from the date of disclosure of the arbitration award until the date when the compensation is actually paid. If one Party wins only partially, both Parties shall bear the costs, expenses and fees incurred in, ratably to their defeat, as decided in the arbitration award.

10.12. Special Competence of the Courts. The Parties are fully aware of all terms and effects of the arbitration commitment herein provided and irrevocably agree that arbitration is the only form of settlement of disputes resulting from and/or related to this Agreement. Without prejudice to the validity of this arbitration clause, the Parties hereby elect the Judicial District of São Paulo, State of São Paulo, Brazil, to the exclusion of any other – if and when necessary, exclusively to: (i) obtaining coercive measures, or acautelatórios procedures of a preventive nature, as collateral to the arbitration procedure to be initiated or  already in progress between the Parties and/or to ensure the existence and effectiveness of the arbitration procedures; (ii) obtaining character measures writ and specific performance, given that, hit the writ providence or persecuted specific performance, will repay to the arbitral tribunal to be constituted or have made, as appropriate, the full and exclusive jurisdiction to decide on any matter, whether procedure or merit, which has given rise to election writ or specific execution by hanging up the relevant legal proceedings pending a decision of the arbitral tribunal, partial or final, concerning; and (iii) exercise, in good faith, application for the annulment of the award pursuant to Article 32 of the Arbitration Law. The request for these measures shall not be a waiver to the commitment clause or the full jurisdiction of the Arbitration Court.

10.13. Before the signing of the arbitration term, the Arbitration Chamber may consolidate concurrent arbitration proceedings in accordance with the Arbitration Rules. After signing the arbitration term, the arbitral tribunal may consolidate simultaneous arbitration procedures based on this or any other instrument signed between the parties, provided that such proceedings concern the same legal relationship and arbitration clauses are compatible. Responsibility for consolidation will be to the first Arbitral Court constituted, and its decision will be binding on all parties of the consolidated procedures.

11.      Miscellaneous

11.1.   Forbearance. Any forbearance, by any of the Parties, as to the failure by the other to comply with any of the clauses or conditions established herein, at any time, shall not constitute novation and shall be interpreted simply as an act of concession, not implying, therefore, the waiver to enforce the provisions contained herein or the right to require in the future the total performance of each the obligations contained herein, as well as to claim losses and damages.

11.2.   Notices. The notices, services of process, and summons to be sent between the Parties having as subject matter the obligations agreed herein shall be sent by letter with delivery confirmation or through fax or email, as indicated below:

If to IMOBILIÁRIA CREMAQ:

Address:       Avenida Brigadeiro Faria Lima, 1309, 5th floor, suite No. 02, Zip Code 01452-002, São Paulo-SP

Fax:             (11) 3035-5366

Email:           gustavo.lopez@brasil-agro.com / juridico@brasil-agro.com

Att.:             Gustavo Javier Lopez, with a copy to the Legal Department

If to BRASILAGRO:

Address:       Avenida Brigadeiro Faria Lima, 1309, 5th floor, Zip Code 01452-002, São Paulo-SP

Fax:             (11) 3035-5366

Email:           gustavo.lopez@brasil-agro.com / juridico@brasil-agro.com

Att.:             Gustavo Javier Lopez, with a copy to the Legal Department

If to zmacq 3:

Address:       Avenida Braz Olaia Acosta, No. 727, suites 1401 and 1402, room A, Jardim Califórnia, Zip Code 14026-040, Ribeirão Preto - SP

Email:           michael.feibelmann@macquarieag.com

Att.:             Michael Feibelmann

If to CREMACQ AGRO:

Address:       Avenida Braz Olaia Acosta, No. 727, suite 1402, part, Jardim Califórnia, Zip Code 14026-040, Ribeirão Preto-SP

Email: michael.feibelmann@macquarieag.com

Att.:             Michael Feibelmann

11.3.   Change of Address. In case of change of address, the Parties shall communicate such fact immediately, under penalty of any services of process, summons, or notifications sent to the prior address being deemed valid.

11.4.   Survival to Partial Invalidity. If any individual clause, term, provision, or condition hereof is deemed invalid, illegal, or unenforceable in any aspect, it shall be examined/assessed/construed separately, not invalidating the other clauses to the extent that this instrument is not materially and adversely affected.

11.5.   No Brokerage. Both Parties represent, for all legal purposes and effects, that they did not use brokerage services to execute this Agreement, and no commission is payable by one Party to the other or by third parties.

11.6.   Assignment or Transfer. Except as provided in clause 4.4, the Parties are hereby expressly prohibited from assigning or transferring this Agreement or its rights to third parties, in any way, directly or indirectly, without the prior and express consent of the other Party.

11.7.   Formal Amendment. It is hereby expressly agreed that no amendment to the provisions in this Agreement or waiver of any of its terms and conditions shall be valid, unless collectively signed by the Parties.

11.8.   Succession. This Agreement is an obligation of the Parties and binds their heirs and/or successors in any way.

11.9.   Enforcement Instrument. This Agreement, signed by two witnesses, is an extrajudicial enforcement instrument for all purposes of article 585, item II, of the Brazilian Code of Civil Procedure. The Parties hereby agree that all obligations undertaken herein are subject to specific performance, under articles 461, 632, and 466-B of the Brazilian Code of Civil Procedure.

11.10. Entire Agreement. This Agreement, together with documents and exhibits herein expressly referred to or initialed by the Parties, summarizes and represents the entire agreement between the Parties with respect to the subject matter contracted herein and replaces, for all legal effects, any previously agreed understandings, whether verbal or written, conflicting with the provisions herein.

11.11. Terms. All terms under this Agreement shall be counted pursuant to the provisions in article 184 of the Brazilian Code of Civil Procedure, i.e., excluding the first day and including the last day. All terms provided for herein and ending on Saturdays, Sundays, or holidays shall be automatically extended to the first subsequent business day.

11.12. Press Release. The Parties shall not issue or authorize any press release, public statement, interview, manifestation, pronouncement, or other announcement with respect to the transaction or this Agreement and/or any other instruments related hereto to the internal (employees) or external (clients, suppliers, and other third parties) public, except with the prior consent of SELLERS (in case of ZMACQ 3, CREMACQ AGRO or any of its affiliates) or ZMACQ 3 and CREMACQ AGRO (in case of SELLERS); provided that no Party shall be restricted in any way in case the other Party’s consent has an impact on the legal term necessary for the releases required pursuant to the applicable law.

11.13. Confidentiality. The Parties mutually undertake to ensure that any information related to this Agreement (including the existence thereof) and information obtained from each other is kept confidential (“Confidential Information”); it being understood that they are not to use any such Confidential Information, unless expressly authorized by its holder, and they further agree and undertake not to disclose any aspect related to this Agreement and its Exhibits and to the transactions provided for in these instruments without the prior consent of the other Party, except with respect to (i) the disclosure of this information or documents by ZMACQ 3 and CREMACQ AGRO to Macquarie Serviços Agrícolas Ltda., Cruzeiro do Sul Grãos Ltda., Macquarie Agricultural Funds Management Limited, Macquarie Crop Partners GP, LLC, Macquarie Crop Feeder, LP, Macquarie Crop Partners, LP and its investors, as well as to any affiliates of ZMACQ 3 and CREMACQ AGRO; and (ii) by SELLERS to their affiliates and controlled entity.

11.13.1.        Confidentiality Exception. For the period of three (3) years counted from this date, pursuant to the express provisions in Clause 11.13 above, the Parties agree that the Confidential Information shall not be disclosed by any means of communication nor to any individual, legal entity, or institution, except if:

(a)         the Confidential Information is in the Public Domain, provided that it did not fall in the public domain as a result of an act by any of the Parties, their representatives, parent companies, controlled companies, or companies directly or indirectly under common control with such Party;

(b)          disclosure is required by a governmental authority or a competent court, under penalty of default or other penalty; it being understood that, in this case, the Party required to disclose such Confidential Information (when allowed by the applicable legislation, authority, or order) shall promptly notify the other Party so that it may assess the adoption of applicable procedures before the governmental authority or court in order to protect the Confidential Information;

(c)          disclosure is required according to the rules of any authority, stock exchange, or regulatory or supervisory  body regarding any of the Parties, their representatives, holding companies, parent companies, or entities to which they report; and

(d)         the Confidential Information in possession of the Party results of its own research, provided that this Party gives proper evidence of any such circumstance.

11.14. List of Exhibits. The following documents are or shall be, when prepared and approved by the Parties, as the case may be, Exhibits and an integral and inseparable part of this Agreement:

Exhibit 1.1.1          Real Estate Records;

Exhibit 1.1.2(i)       Area of Real Property V (ZMACQ 3’s Area Detached);

Exhibit 1.1.2(ii)      Remaining Area of Real Property V;

Exhibit 1.1.2(iii)     Rampelotti Committed Area;

Exhibit 1.1.2(iv)     Area Under Dispute;

Exhibit 1.7             ASSETS Description;

Exhibit 2.1(i)         Individualized Values of Real PROPERTIES;

Exhibit 2.2.3          Form of Termination of BrasilAgro Lease;

Exhibit 2.5             List of Due Diligence Documents;

Exhibit 2.5.2          List of Desirable Documents (Best Efforts);

Exhibit 3.1                Form of Blocked Account Deposit Agreement;

Exhibit 4.1.1            Photographic Report Conducted by Parties within 10 Business Days;

Exhibit 4.2                Loan Area to Imobiliária CREMAQ until September 1st, 2015;

Exhibit 4.2.1(ii)       Shared Structures with IMOBILIÁRIA CREMAQ until October 1st, 2015;

Exhibit 5.1.1            Form of Deeds Related to Real PROPERTIES I to IV and VI to XIX (Deed I);

Exhibit 5.1.2            Form of Deed to REAL PROPERTY V (Deed II);

Exhibit 5.2.3         Form of Public Irrevocable and Irreversible Power of Attorney.

IN WITNESS WHEREOF, the Parties sign this instrument in four (4) counterparts of equal form and content in the presence of the witnesses below.

São Paulo, May 19, 2015

[Signature page follows]

IMOBILIÁRIA CREMAQ LTDA.

/s/ Julio Cesar de Toledo Piza Neto __________________________ Julio Cesar de Toledo Piza Neto Chief Executive Officer and Investor Relations Officer	/s/ André Guillaumon __________________________ André Guillaumon Chief Operating officer

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

/s/ Julio Cesar de Toledo Piza Neto __________________________ Julio Cesar de Toledo Piza Neto Chief Executive Officer and Investor Relations Officer	/s/ André Guillaumon __________________________ André Guillaumon Chief Operating Officer

ZMACQ 3 AGROPECUÁRIA LTDA.

//s/ Michael Lewin Feibelmann __________________________ Michael Lewin Feibelmann Chief General Manager Business & Operations	/s/ Carlos Aguiar Neto __________________________ Carlos Aguiar Neto Chief Executive Officer

CREMACQ AGROPECUÁRIA LTDA.

/s/ Michael Lewin Feibelmann __________________________ Michael Lewin Feibelmann Chief General Manager Business & Operations Witnesses: /s/ Ana Luisa Gomes Kós Duboc de Almeida /s/ Elaine Cardoso	/s/ Carlos Aguiar Neto __________________________ Carlos Aguiar Neto Chief Executive Officer